Rule 10f-3 Transaction Form
Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Barclays Credit Bond Fund   (ISHCRED)
iShares iBoxx $ Investment Grade Corporate Bond Fund
(ISHINTOP)
iShares Barclays Intermediate Credit Bond Fund
(ISHICRED)
BlackRock Strategic Income Opportunities Portfolio
(BR-SIP)
Master Total Return Portfolio of Master Bond LLC   (MF-
BOND)
iShares Core Total U.S. Bond Market ETF   (ISHAGG)
BLACKROCK LONG DURATION BOND PORTFOLIO   (BR-LONG)

The Offering

Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:

11-02-2012

Security Type:

BND/CORP

Issuer
Aetna Inc.  (2022)

Selling
Underwriter:

Goldman, Sachs & Co.

Affiliated
Underwriter(s):
X PNC
_ Other:

List of
Underwriter(s)

Goldman, Sachs & Co., UBS Securities
LLC, J.P. Morgan Securities LLC, Morgan
Stanley & Co. LLC, RBS Securities Inc.,
Barclays Capital Inc., Citigroup Global
Markets Inc., Credit Suisse Securities
(USA) LLC, Merrill Lynch, Pierce, Fenner
& Smith Incorporated, Mitsubishi UFJ
Securities (USA), Inc., SunTrust
Robinson Humphrey, Inc., U.S. Bancorp
Investments, Inc., Wells Fargo
Securities, LLC,
BNY Mellon Capital Markets, LLC, Fifth
Third Securities, Inc., HSBC Securities
(USA) Inc., PNC Capital Markets LLC

Transaction Details

Date of Purchase:

11-02-2012

Purchase
Price/Share
(per share / % of par):

$98.309

Total
Commission, Spread or Profit:

0.650%

1.	Aggregate Principal Amount Purchased (a+b):

$60,000,000

a.	US Registered Funds
(Appendix attached with
individual Fund/Client purchase)

$9,775,000

b.	Other BlackRock Clients

$50,225,000

2.	Aggregate Principal Amount of Offering

$1,000,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government
Securities):

0.06

Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
X_ U.S. Registered Public Offering [Issuer must have
   3 years of continuous operations]

__ Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]

__ Eligible Municipal Securities [Issuer must have 3 years of continuous operations]

__ Eligible Foreign Offering [Issuer must have 3 years of continuous operations]

Government Securities Offering Timing and Price
   (check ONE or BOTH)

_X_ The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and

__ If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)

_X_YES The securities were offered pursuant to an
       underwriting or similar agreement under which the
___ NO underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.



No Benefit to Affiliated Underwriter (check ONE)

X_ YES No affiliated underwriter was a direct or indirect
       participant in, or benefited directly or
__ NO  indirectly from, the transaction.


Completed by:
Dillip Behera
Date:  11-06-2012

Global Syndicate Team Member


Approved by:  Yesenia Peluso
Date:11-6-2012

Senior Global
Syndicate Team Member